Exhibit 99.1

Artificial Intelligence Technology Solutions, Inc. Announces
Compensation Plan for Chief Executive Officer Steve Reinharz

Henderson, Nevada, April 13, 2021 -- Artificial Intelligence Solutions, Inc., (OTCPK:AITX) announces the entry into an Employment Agreement (“Agreement”) between the Company and its founder and recently appointed CEO, Steven Reinharz. The Agreement intends to reward Mr. Reinharz with a Base Salary as well as Incentive and Bonus Compensation. The specific highlights of the Agreement are as follows:

•	An award of 10 million cashless AITX stock options, with an exercise price of $0.15 per share that are exercisable when the stock price reaches $0.30 per share.

•	An award of 30 million cashless AITX stock options, with an exercise price of $0.25 per share that are exercisable when the stock price reaches $0.50 per share.

•

Base salary of $20K per month beginning April 9, 2021. Note that Mr. Reinharz has not received any salary since forming the company in July 2016. This new salary will be deferred until at least the beginning of FY 2023 although Mr. Reinharz may draw upon previously accrued salary.

“Growing RAD from an idea to three operating subsidiaries under AITX has been the role of a lifetime” said Reinharz. “This Employment Agreement illustrates not only my commitment to AITX in the capacity of a fiduciary responsibility to the corporation and its stockholders, but also incentive and bonus compensation that will reward me for achieving results that benefit us all,” Reinharz concluded.

It was announced March 2, 2021 that Reinharz had been appointed CEO at AITX, while continuing his role as President of AITX’s three subsidiaries where he oversees the development, sales and marketing, and strategic vision for each subsidiary. Reinharz has more than 20 years of experience in various facets of the high-tech industry – as the founder of security integration firm Security Zone, Inc., and a strategic leader at various global enterprises, one of which ended in a eight-figure sale to Securitas. Reinharz has extensive knowledge of a diverse portfolio of technologies, developing practical, effective solutions for end-user customers. Reinharz leverages his extensive knowledge and interest in robotics and artificial intelligence to design and develop robotic solutions that increase business efficiency and deliver cost savings to users. Reinharz is a native of Toronto, Ontario, and attended the University of Western Ontario, where he earned dual Bachelor of Arts degrees.

Follow Steve Reinharz on Twitter @SteveReinharz for AITX updates.

Robotic Assistance Devices (RAD) is a high-tech start-up that delivers robotics and artificial intelligence-based solutions that empower organizations to gain new insight, solve complex security challenges, and fuel new business ideas at reduced costs. RAD developed its advanced security robot technology from the ground up including circuit board design, and base code development. This allows RAD to have complete control over all of design elements, performance, quality and the user’s experience of all security robots whether SCOT™, ROSA™, Wally™, Wally HSO™, AVA™, or ROAMEO™. Read about how RAD is reinventing the security services industry by downloading the Autonomous Remote Services Industry Manifesto.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release other than statements of historical fact are “forward-looking statements” that are based on current expectations and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements, including, but not limited to, the following: the ability of Artificial Intelligence Technology Solutions to provide for its obligations, to provide working capital needs from operating revenues, to obtain additional financing needed for any future acquisitions, to meet competitive challenges and technological changes, to meet business and financial goals including projections and forecasts, and other risks. Artificial Intelligence Technology Solutions undertakes no duty to update any forward-looking statement(s) and/or to confirm the statement(s) to actual results or changes in Artificial Intelligence Technology Solutions expectations.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD and RAD-M companies help organizations streamline operations, increase ROI and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services, and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education and healthcare. To learn more, visit www.aitx.ai and www.roboticassistancedevices.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Investor Relations Contact

The Waypoint Refinery, LLC

845-397-2956

www.thewaypointrefinery.com

Steve Reinharz

949-636-7060